Exhibit 9(d)
MAJOR STOCKHOLDERS’ VOTING TRUST
(i)Appointment of Additional Family Trustee
(ii)Signatures on Voting Trust Certificates

Dorrance H. Hamilton and Hope H. van Beuren, constituting all of the Representatives under the Major Stockholders’ Voting Trust Agreement dated as of June 2, 1990, as amended, relating to shares of Capital Stock of Campbell Soup Company, hereby appoint Archbold D. van Beuren as an additional Family Trustee for the van Beuren Family.
At such time as there shall be three Trustees of the Voting Trust, Trust Certificates shall be signed by at least two Trustees. At such time as there shall be two Trustees, Trust Certificate shall be signed by both Trustees. At such time as there shall be one Trustee, Trust Certificates shall be signed by such Trustee.
Dated:    As of September 15, 2009

/s/ Dorrance H. Hamilton
Dorrance H. Hamilton

/s/ Hope H. van Beuren
Hope H. van Beuren

AGREED TO:

/s/ John A. van Beuren
John A. van Beuren

/s/ Archbold D. van Beuren
Archbold D. van Beuren

/s/ David C. Patterson
David C. Patterson